Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-229482) of Menlo Therapeutics Inc.; and

(2)	Registration Statement (Form S-8 No. 333-222758) pertaining to the 2011 Stock Incentive Plan, as amended, 2018 Omnibus Incentive Plan and 2018 Employee Stock Purchase Plan of Menlo Therapeutics Inc.;

of our report dated February 28, 2019, with respect to the financial statements of Menlo Therapeutics Inc. included in this Annual Report (Form 10-K) as of December 31, 2018 and 2017 and for the three years then ended.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

February 28, 2019